Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statements (No. 333-46091, 333-115836 and 333-128245) on Form S-8 of Pope Resources, A Delaware Limited Partnership, of our reports dated March 8, 2006, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership, and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Pope Resources, A Delaware Limited Partnership.

/s/ KPMG LLP

Seattle, Washington
March 13, 2006